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                                                                   Exhibit 10.37

                              EMPLOYMENT AGREEMENT


               EMPLOYMENT AGREEMENT (the "Agreement") dated as of February 23, 2000 by and between Western Multiplex Corporation, a Delaware Company (the "Company") and Gordana Pance (the "Executive").

               WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to foster the continued employment of Executive by the Company during the term of this Agreement and Executive is willing to accept and continue Executive's employment on the terms hereinafter set forth in this Agreement;

               NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

               1. Term of Employment; Executive Representation.

                      a. Employment Term. Executive's term of employment under this Agreement shall commence on the date hereof and, subject to the terms hereof, Executive and the Company agree and acknowledge that Executive's employment with the Company constitutes "at-will" employment and that this Agreement may be terminated at any time by the Company or Executive; provided, however, that any termination of employment by the Company without Cause, as defined below. (other than for death or Disability, as defined below) or by Executive without Good Reason, as defined below, may only be made upon 90 days' prior written notice to the other party to this Agreement.

                      b. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of the Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

               2. Position.

                      a. While employed hereunder, Executive shall serve as the Company's Director of Engineering. In such position, Executive shall have such duties and authority as shall be determined from time to time by the chief operating officer of the Company (or his designee) (the "COO").

                      b. While employed hereunder, Executive will devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the COO; provided that nothing herein shall preclude Executive from continuing to serve on the board of directors or trustees of any business corporation or any

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charitable organization on which she currently serves and which is identified on
Exhibit A hereto or, subject to the prior approval of the COO, from accepting appointment to any additional directorships or trusteeships, provided in each case, and in the aggregate, that such activities do not interfere with the performance of Executive's duties hereunder or conflict with Section 8.

               3. Base Salary. While employed hereunder, the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $140,400, payable in regular installments in accordance with the Company's usual payment practices. Executive shall be entitled to such increases in Executive's Base Salary, if any, as may be determined from time to time in the sole discretion of the Board, but in accordance with the Company's established procedures for reviewing salaries of similarly situated executives.

               4. Annual Bonus. With respect to each calendar year while employed hereunder, Executive shall be eligible to earn an annual bonus award (an "Annual Bonus") pursuant to an annual incentive plan to be established by the Board. If the Board discontinues this annual incentive plan or significantly reduces the remuneration Executive is able to receive under this annual incentive plan, then Executive is entitled to participate in all other incentive and/or benefit plans, in accordance with the terms and conditions of such plans, that the Company makes available to similarly situated executives.

               5. Employee Benefits. The Company shall provide Executive during the term of her employment hereunder with coverage under all employee pension and welfare benefit programs, plans and practices in accordance with the terms thereof, which the Company generally makes available to its senior executives. Executive shall also be entitled to such number of paid vacation and sick leave in each calendar year as established under the Company's policies as in effect from time to time, which shall be taken at such times as are consistent with Executive's responsibilities hereunder.

               6. Business Expenses. Executive is authorized to incur reasonable expenses in carrying out her duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures.

               7. Termination. The Executive's employment hereunder may be terminated by either party at any time and for any reason; provided that the Company will be required to provide Executive with at least 90 days' advance written notice of any termination of Executive's employment without Cause (other than termination due to death or Disability, as defined below) and Executive will be required to give the Company at least 90 days' advance written notice of any resignation of Executive's employment without Good Reason, as defined below. Notwithstanding any other provision of this Agreement, the provisions of this
Section 7 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

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                      a. By the Company For Cause or by Executive Without Good
Reason.

                      (i) The Executive's employment hereunder may be terminated by the Company for Cause or by Executive without Good Reason; provided, however, that Executive must provide the Company with 90 days' advance written notice prior to her resignation. The Company shall have the option, in its complete discretion, to make termination of the Executive's employment effective at any time prior to the end of the 90 days' notice period, provided the Company pays Executive all compensation due and owing through the last day actually worked, plus all compensation (including base salary, benefits and annual bonus) the Executive would have received had she remained an employee of the Company during the 90-day notice period.

                      (ii) For purposes of this Agreement, "Cause" shall mean
(v) the Executive's willful and continued failure to perform her duties with respect to the Company or its subsidiaries after thirty (30) days' written demand by her superior for substantial performance is made or delivered, (w) willful misconduct by the Executive involving dishonesty or breach of trust in connection with the Executive's employment, (x) indictment for any felony or misdemeanor involving moral turpitude, (y) any willful and material breach of the Executive's restrictive covenants as provided in Section 8 of this Agreement, or (z) willful and material breach of any other term of this Agreement; provided, however, that if any such Cause is reasonably curable, the Company shall not terminate Executive's employment hereunder unless the Company first gives notice of its intention to terminate and the grounds of such termination, and the Executive has not, within thirty (30) days following receipt of this notice, cured such Cause.

                      An act or a failure to act will not be considered willful if committed in good faith and if Executive reasonably believed that the act or omission was in the Company's best interests.

                      (iii) If Executive's employment is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive:

                      (A) the Base Salary through the date of termination;

                      (B) any Annual Bonus earned but unpaid as of the date of
               termination for any previously completed calendar year;

                      (C) reimbursement for any unreimbursed business expenses
               properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination; and

                      (D) such Employee Benefits, if any, as to which Executive
               may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights").

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               Following such termination of Executive's employment by the
Company for Cause, except as set forth in this Section 7(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                      b. Disability or Death.

                      (i) The Executive's employment hereunder shall terminate upon Executive's death or if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive's duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

                      (ii) Upon termination of Executive's employment hereunder for either Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive:

                      (A) the Accrued Rights; and

                      (B) a pro rata portion of any Annual Bonus that the
               Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the calendar year that shall have elapsed through the date of Executive's termination of employment, payable when such Annual Bonus would have otherwise been payable had the Executive's employment not terminated.

               Following Executive's termination of employment due to death or Disability, except as set forth in this Section 7(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                      c. By the Company Without Cause or Resignation by Executive for Good Reason.

                      (i) Executive's employment hereunder may be terminated by the Company without Cause or by Executive for Good Reason; provided, however, that the Company must provide Executive with 90 days' advance written notice if it terminates Executive's employment without Cause. The Company shall have the option, in its complete discretion, to make termination of the Executive's employment effective at any time prior to the end of the 90 days' notice period, provided the Company pays Executive all compensation due and owing through the last day actually worked, plus all compensation (including base salary, benefits and annual bonus) the Executive would have received had she remained an employee of the Company during the 90-day notice period.

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                      (ii) For purposes of this Agreement, "Good Reason" shall
mean:

                      (w) a reduction in Executive's then base salary (other than any general salary reduction affecting at least the majority of salaried employees of the Company), (x) a material and adverse reduction in Executive's then duties and responsibilities, (y) a transfer of Executive's primary workplace by more than fifty (50) miles from the current workplace, or (z) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 10(e), below.

Notwithstanding the foregoing, none of the events described in clauses (x), (y) or (z) of this Section 7(c)(ii) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such event within thirty (30) days after the Company's receipt of such written notice.

                      (iii) If Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

                      (A) the Accrued Rights; and

                      (B) subject to Executive's continued compliance with the
               provisions of Section 8, Executive shall be entitled to the following for a period of twelve (12) months after the date of such termination (the "Continuation Period"): (x) continued payment of the Executive's then current Base Salary, in accordance with the Company's usual payment practices, plus (y) an amount equal to the Executive's Annual Bonus paid or payable in respect to the calendar year prior to the year in which such termination occurs, which amount shall be paid in equal installments not less frequently than monthly; provided that the aggregate amount described in subclauses (x) and (y) of this clause (B) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any plans, programs or arrangements of the Company or its affiliate other than those set forth in this Agreement and (z) continued vesting of stock options granted to Executive under the Company's stock incentive plans, including the 1999 Stock Incentive Plan prior to her termination and continued vesting of stock purchased by Executive through the Company's Assisted Purchase Shares Program prior to her termination; provided that Executive shall not be permitted to exercise any vested stock options after the thirty (30) day period following the end of the Continuation Period; and

                      (C) continued coverage under any employee medical,
               disability and life insurance plans in accordance with the respective terms thereof for a period ending on the earlier to occur of (i) the end of the Continuation Period and (ii) the date on which the Executive becomes covered under comparable benefit plans of a new employer.

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               Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) or by Executive's resignation for Good Reason, except as set forth in this Section 7(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                      d. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(h) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

                      e. Change in Control Arrangements. In the event that Executive is either terminated by the Company, other than for a reason set forth in Section 7(a)(ii), or resigns for Good Reason within twelve (12) months of a change-in-control, then Executive is entitled to receive all of the compensation and benefits as set forth in Section 7(c)(iii). For purposes hereof, "Change in Control" shall have the same meaning as set forth in the 1999 Company Stock Incentive Plan.

               8. Nondisclosure of Confidential Information; Non-Competition.
(a) At any time during or after Executive's employment with the Company, Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as hereinafter defined) pertaining to the business of the Company or any of its subsidiaries, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 8(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, and other non-public, proprietary and confidential information of the Company, its subsidiaries, Ripplewood Holdings L.L.C. or their respective affiliates as in existence as of the date of Executive's termination of employment that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

               (b) As Director of Engineering, Executive will acquire knowledge of Confidential Information and trade secrets. Executive acknowledges that the Confidential Information and trade secrets which the Company has provided and will provide to her could play a significant role were she to be directly engaged in any business in Competition with the Company or its subsidiaries. During the period of her employment hereunder and for one year thereafter, Executive agrees that, without the prior written consent of the Company, (A) she will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in (other than an ownership position of less than 5 percent in any company whose shares are publicly traded), any business, which is in Competition (as hereinafter defined) with the existing business of the Company or its subsidiaries and (B) she shall not, on her own

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behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Company or its subsidiaries at any time during the 12 months immediately preceding such solicitation to the extent that Executive would use or inevitably use Confidential Information or trade secrets or that would otherwise constitute unfair competition.

               (c) For purposes of this Section 8, a business shall be deemed to be in Competition with the Company or its subsidiaries if it is primarily engaged in or has taken concrete steps toward engaging in the business of research and development, designing, manufacturing, marketing, distributing, servicing or selling microwave radios (including unlicensed spread spectrum radio, licensed microwave radio, wireless ethernet bridge and fixed wireless (e.g., wireless local loop, point to point, point to multipoint)), as carried on by the Company as of the date of Executive's termination of employment, in all cities, counties, states and any states or principalities of any countries in which the business of the Company is then being conducted or its products are being sold.

               (d) The results and proceeds of Executive's services hereunder, including, without limitation, any works of authorship resulting from Executive's services during Executive's employment with the Company and/or any of the Company's affiliates and any works in progress, will be works-made-for hire and the Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive's right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Executive whatsoever. Executive will, from time to time as may be requested by the Company, (i) during the term of Executive's employment without further consideration, and (ii) thereafter at Executive's then current hourly rate, do any and all things which the Company may deem useful or desirable to establish or document the Company's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any rights in the results and proceeds of Executive's services that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such rights. This subsection is subject to and will not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being Executive's employer. This Section does not apply to an invention that qualifies as a nonassignable invention under Section 2870 of the California Labor Code, which applies to any invention for which no equipment, supplies, facilities or Confidential Information was used, which does not (i) relate to the business of the Company;
(ii) relate to the Company's actual or demonstrable anticipated research or development or (iii) result from any

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work performed by Executive for the Company. This confirms that Executive has been notified of her rights under Section 2870 of the California Labor Code.

               (e) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 8 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

               9. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

               10. Miscellaneous.

                      a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

                      b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. Except for stock option agreements and other employee benefit plans, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. Except for stock option agreements and other employee benefit plans, this Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive's employment with the Company and/or its affiliates.

                      c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

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                      d. Severability. In the event that any one or more of the
provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                      e. Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

                      f. Mitigation. Executive shall be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, taking into account the provisions of Section 8 of this Agreement. Anything in this Agreement to the contrary notwithstanding, in the event that Executive provides services for pay to anyone other than the Company or any of its affiliates from the date Executive's employment hereunder is terminated until twelve months thereafter, the amounts paid to Executive during such period pursuant to this Agreement shall be reduced by the amounts of salary, bonus or other compensation earned by Executive during such period as a result of Executive's performing such services (regardless of when such earned amounts are actually paid to Executive).

                      g. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

                      h. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

        If to the Company:

        Western Multiplex Corporation
        1196 Borregas Ave.
        Sunnyvale, California  94089
        Attention: Amir Zoufonoun

        If to Executive:

        To the most recent address of Executive set forth in the personnel records of the Company.

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                      i. Withholding Taxes. The Company may withhold from any
amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                      j. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

               IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



                                           WESTERN MULTIPLEX CORPORATION


                                           By:  /s/ Amir Zoufonoun
                                              ----------------------------------
                                           Name:  Amir Zoufonoun
                                           Title: President and COO


                                           EXECUTIVE:


                                           /s/ Gordana Pance
                                           -------------------------------------
                                           Gordana Pance